Exhibit 3.10

LIMITED LIABILITY COMPANY AGREEMENT

OF

2420 LAKEMONT AVENUE MM, LLC

WELLS OPERATING PARTNERSHIP II, LP, a Delaware limited partnership, the sole member (the “Member”) of 2420 LAKEMONT AVENUE MM, LLC, a Delaware limited liability company (the “Company”), hereby declares the following to be the operating agreement (the “Agreement”) of the Company, to be effective as of August 18, 2005.

1.         Formation. The Company was organized as a limited liability company under the Delaware Limited Liability Company Act, as amended (the “Act”) on August 18, 2005 by the filing of a certificate of formation (the “Certificate”) with the office of the Delaware Secretary of State.

2.         Name. The name of the Company shall be “2420 LAKEMONT AVENUE MM, LLC” or such other name as the Member may select.

3.         Purpose. The purpose of the Company is to engage solely in the following activities:

a)         To be a member of 2420 Lakemont Avenue, LLC, a Delaware limited liability company, which is to be the owner of certain improvements and real property known as Baldwin Point located at 2420 Lakemont Avenue in Orlando, Florida; and

b)         To engage in any activity or activities that the Member shall determine necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein, provided such activities are permissible for a limited liability company under the Act.

4.         Powers. The Company shall possess and may exercise all of the powers and privileges granted by the Act, any other law or this Agreement, together with any powers incidental thereto, to the extent the Member considers such powers and privileges necessary or convenient to the conduct, promotion or attainment of the business purpose or activities of the Company.

5.         Registered Office and Registered Agent. The Company’s registered office in the State of Delaware shall be c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent of the Company for service of process at such address shall be The Corporation Trust Company.

6.         Term. The term of the Company commenced with the filing of the Certificate with the Delaware Secretary of State and shall continue until such time as the Company is dissolved and terminated pursuant to Section 14.

7.         Admission. The Member is admitted as a member of the Company.

8.         Capital Contributions. The Member shall make such capital contributions to the Company as it shall decide from time to time.

9.         Tax Characterization. The Member acknowledges that the Company is to be treated as a branch of the Member for federal and all relevant state tax purposes. The Member shall be obligated to satisfy all necessary and appropriate filing and reporting requirements.

10.         Profit and Loss. All items of income, gain, loss and deduction of the Company for financial accounting and tax purposes shall be allocated 100% to the Member.

11.         Distributions. The Member may cause the Company to distribute any cash held by it which is not reasonably necessary for the operation of the Company.

12.         Management. The Company shall be managed exclusively by the Member. The Member shall have all powers necessary, useful or appropriate for the management and conduct of the Company’s business. All instruments, contracts, agreements and documents of the Company shall be valid and binding on the Company if executed by the Member. The Member is authorized to appoint or employ such persons as its deems appropriate to act as officers and/or authorized representatives of the Company.

13.         Assignment. The Member may assign all or any part of its limited liability company interest.

14.         Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the earliest to occur of (a) the written consent of the Member, or (b) an event of dissolution of the Company under the Act.

15.         Limited Liability. The Member shall have no liability for the obligations of the Company.

16.         Amendment. This Agreement may be amended only in a writing signed by the Member.

17.         Governing Law. This agreement shall be governed by and construed under the laws of the State of Delaware.

18.         Severability. Every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not effect the legality or validity of the remainder of this Agreement.

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IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement as of August 18, 2005.

WELLS OPERATING PARTNERSHIP II, LP, a Delaware limited partnership

By:	Wells Real Estate Investment Trust II, Inc., a Maryland corporation, its general partner

	By:	/s/ Randy Fretz
	Name:	Randy Fretz
	Title:	Senior Vice President